EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-41989, 33-41990, 33-96506, 333-01668, 333-31855, 333-31857 and 333-64222) and Form S-3 (No. 33-82292 and 333-80927) of Panera Bread Company of our report dated March 10, 2005 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
St. Louis, MO
March 17, 2005